Exhibit 10.14

NI HOLDINGS, INC.

Growth in Book Value Per Share Performance Share Unit Agreement

Name of Participant:
Target No. of Performance Share Units Covered: Maximum No. of Performance Share Units Covered:	Date of Grant:

THIS PERFORMANCE SHARE UNIT AGREEMENT (this “Agreement”) governs the Stock Unit Award granted by NI HOLDINGS, INC., a North Dakota corporation (the “Company”) to the above-named individual (the “Participant”), in accordance with and subject to the provisions of the Company’s 2017 Stock and Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Plan.

1.       Grant of Performance Share Units.

(a)       In accordance with the Plan, and effective as of the Date of Grant specified above, the Company has granted to the Participant the number of Performance Share Units specified at the beginning of this Agreement (collectively, the “Performance Share Units,” and each a “Performance Share Unit.”). Each Performance Share Unit represents the right to receive a share of Common Stock (a “Share”) and dividend equivalent amounts corresponding to the Share, subject to the terms and conditions of this Agreement and the Plan.

(b)       The Performance Share Units granted to the Participant shall be credited to an account in the Participant’s name. This account shall be a record of bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of the number of Shares to be issued to or in respect of the Participant pursuant to this Agreement. Performance Share Units may not be transferred by the Participant without the Committee’s prior written consent other than by will or the laws of descent and distribution.

2.       Earned and Vested Performance Share Units.

(a)       Except as provided in paragraphs 2(b) through 2(e) below, if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the last day of the Measurement Period, the Participant shall earn the number of Performance Share Units determined by taking the percentage earned in the table shown in Exhibit 1, and multiplying the percentage times the target number of Performance Share Units specified at the beginning of this Agreement. The number of Performance Share Units that will be earned pursuant to this Section 2 will be determined by reference to the Company Growth in Book Value per Share for the Measurement Period in Exhibit 1.

(b)       As soon as practicable after the end of the Measurement Period, but in all events no later than ______ (the “Determination Date”), the Committee shall certify the number of Performance Share Units (if any) that are earned and vested pursuant to the terms and conditions hereof, and the Company shall cause the Shares issuable in connection with the vesting of any such Performance Share Units to be issued in accordance with Section 3; provided, however, that if the Measurement Period ends on account of the Participant’s death or a Change in Control, the Committee’s determination and certification shall not be necessary.

(c)       If the Participant dies while employed with the Company or an Affiliate prior to the last day of the Measurement Period, then the target number of Performance Share Units shall vest and become immediately payable.

(d)       If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date of a Qualifying Termination that occurs before the last day of the Measurement Period, then (i) the Performance Share Units will remain outstanding until the last day of the Measurement Period, (ii) the number of earned Performance Share Units shall be determined in accordance with Section 2(a) (except, if the Measurement Period ends due to a Change in Control, the target number of Performance Share Units shall be earned) and (iii) the Participant will have a fully vested and non-forfeitable interest in a pro rata number of the earned Performance Share Units as of the last day of the Measurement Period. The pro rata number of earned Performance Share Units that vest shall be determined by multiplying the total number of earned Performance Share Units by a fraction, the numerator of which is the number of full and partial calendar months of the Participant’s employment with the Company or an Affiliate from the first day of the Measurement Period to the date of a Qualifying Termination and the denominator of which is the number of full calendar months in the Measurement Period. A partial month of service shall count as a full month.

(e)       If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until a Change in Control that occurs before the last day of the Measurement Period, then the target number of Performance Share Units shall be earned and converted into time-based Restricted Stock Units. If the Participant’s Restricted Stock Units are assumed (or substituted or replaced with an award of equivalent value), then the converted Restricted Stock Units shall become fully vested if the Participant remains in the continuous employ of the Company or an Affiliate until ______ or dies while employed or terminates on account of Disability or Involuntary Termination Due to Position Elimination or Reorganization. If the Participant resigns at or after Retirement Age, the Restricted Stock units shall continue to vest and become payable as of ______. In addition, if the Participant is involuntarily terminated without Cause or resigns for Good Reason within twenty four (24) months following the Change in Control but prior to ______, any Restricted Stock Units (or replacement award) that remains unvested will vest in full and become non-forfeitable as of the date of such termination. Notwithstanding the foregoing, if the Participant’s Restricted Stock Units are neither assumed nor substituted or replaced with similar rights (or cash equivalent value thereof), then any unvested Restricted Stock Units will vest in full and become non-forfeitable upon the Change in Control.

(f)       Any Performance Share Units that do not vest pursuant to this Agreement shall be forfeited without consideration therefor.

3.       Issuance and Settlement.

(a)       After any Performance Share Units vest in accordance with Section 2, the Company shall cause to be issued to the Participant, or to the Participant’s designated beneficiary or estate in the event of the Participant’s death, one Share in payment and settlement of each vested Performance Share Unit, subject to applicable required tax withholding. The Committee shall cause the Shares issuable in connection with the vesting of any such Performance Share Units to be issued as of the Determination Date (except, in cases where there is no determination, Shares shall be issued within sixty (60) days of vesting), and the Participant shall have no power to affect the timing of such issuance. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company and shall be in complete settlement and satisfaction of such vested Performance Share Units.

(b)       Notwithstanding the foregoing, if the Participant has attained or will attain Retirement Age prior to the last day of the Measurement Period under this Agreement, such Units shall be treated as “deferred compensation” subject to section 409A of the Internal Revenue Code (the “Code”). In such case, the following special provisions shall apply to the payment of the underlying Shares:

(i)       if any Performance Share Units vest and become payable on account of a Change in Control, the Performance Share Units shall not become payable (even though non-forfeitable) unless the Change in Control constitutes a “change in control event” as defined in Treasury Regulations promulgated under section 409A of the Code; and

(ii)       if any Performance Share Units vest and become payable on account of the Participant’s (A) Involuntary Termination Due to Position Elimination or Reorganization or (B) involuntary termination without Cause or resignation for Good Reason on or after a Change in Control, the Performance Share Units shall not become payable (even though non-forfeitable) unless the termination constitutes a “separation from service” as defined in Treasury Regulations promulgated under section 409A of the Code. In addition, if the Participant is a Specified Employee, payment on account of separation from service hereunder shall be made as of the date that is six months following the Participant’s separation from service (or, if earlier, upon the Participant’s death).

(c)       The Participant may elect to satisfy any applicable required tax arising in relation to the Performance Share Units by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company) or (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such tax liability (subject to any limitations required under applicable financial accounting standards to avoid liability accounting for the Award). In the case of clause (ii), the Company will not deliver to the Participant any fractional Shares (or equivalent cash value) remaining after reduction for taxes; rather, any remaining fractional Shares will be cancelled without payment.

4.       Shareholder Rights. The Performance Share Units do not entitle the Participant to any rights of a shareholder of the Company. Notwithstanding the foregoing, the Participant shall accumulate an unvested right to payment of cash dividend equivalents on the Shares underlying Performance Share Units if cash dividends are declared by the Company on the Shares on or after the Date of Grant. Such dividend equivalents will be in an amount of cash per Performance Share Unit equal to the cash dividend paid with respect to one Share, subject to applicable required tax withholding. The Participant shall be entitled solely to payment of accumulated dividend equivalents with respect to the number of Performance Share Units equal to the number of Shares that become issuable to the Participant pursuant to this Agreement. Dividend equivalents will be paid to the Participant as soon as administratively possible following the date that the Shares are issued to the Participant. The Participant shall not be entitled to dividend equivalents with respect to dividends declared prior to the Date of Grant. All dividend equivalents accumulated with respect to forfeited Performance Share Units shall also be irrevocably forfeited. As of the date of issuance of Shares underlying Performance Share Units, the Participant shall have all of the rights of a shareholder of the Company with respect to any Shares issued pursuant hereto.

5.       Definitions. For purposes of this Agreement, the following shall have the following meanings:

(a)       “Cause” means (i) the Participant’s willful conduct that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; (ii) the Participant’s material breach of written agreement between the Participant and the Company; (iii) the Participant’s breach of the Participant’s fiduciary duties to the Company or an Affiliate; (iv) the Participant’s conviction of any crime (or entering a plea of guilty or nolo contendere to any crime) constituting a felony; or (v) the Participant’s entering into an agreement or consent decree or being the subject of any regulatory order that in any of such cases prohibits the Participant from serving as an officer or director of a company that has publicly traded securities. A termination of the Participant shall not be for “Cause” unless the decision to terminate the Participant is set forth in a resolution of the Board to that effect and which specifies the particulars thereof and that is approved by a majority of the members of the Board (exclusive of the Participant if the Participant is a member of the Board) adopted at a meeting called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant to be heard before the Board). No act or failure to act by the Participant will be deemed “willful” if it was done or omitted to be done by the Participant in good faith or with a reasonable belief on the part of the Participant that the action or omission was in the best interests of the Company or an Affiliate. Any act or failure to act by the Participant based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel to the Company shall be conclusively presumed to be done or omitted to be done by the Participant in good faith and in the best interest of the Company and its Affiliates.

(b)       “Change in Control” means:

(i)       the approval of the shareholders of the Company, and consummation, of (A) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least a majority of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 50% of the Voting Power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (B) any sale, lease, exchange or other transfer in one transaction or series of related transactions substantially all of the assets of the Company; or (C) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company. For purposes of this Section 5(a), “Voting Power” when used with reference to the Company shall mean the voting power of all classes and series of capital stock of the Company now or hereafter authorized; or

(ii)       the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board).

(c)       “Growth in Book Value” shall have the meaning ascribed that term in Exhibit 1 attached hereto.

(d)       “Disability” means the Participant has been determined, by a physician selected by the Company and reasonably acceptable to the Participant, to be unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(e)       “Good Reason” means without the express written consent of the Participant (i) a change in the Participant’s position with the Company or an Affiliate which results in a material diminution of the Participant’s authority, duties or responsibilities; (ii) a material reduction by the Company or an Affiliate in the annual rate of the Participant’s base salary; or (iii) a change in the location of the Participant’s principal office to a different place that is more than fifty miles from the Participant’s principal office immediately prior to such change. A reduction in the Participant’s rate of annual base pay shall be material if the rate of annual base salary on any date is less than ninety percent (90%) of the Participant’s highest rate of annual base pay as in effect on any date in the preceding thirty-six (36) months. Notwithstanding the two preceding sentences, a change in the Participant’s duties or responsibilities shall not constitute Good Reason, and the Participant shall not have Good Reason to resign, solely because the Company does not have common shares or other securities that are publicly traded. A resignation by the Participant shall not be with “Good Reason” unless the Participant gives the Company written notice specifying the event or condition that the Participant asserts constitutes Good Reason, the notice is given no more than ninety days after the occurrence of the event or initial existence of the condition that the Participant asserts constitutes Good Reason and the Company has failed to remedy or cure the event or condition during the thirty day period after such written notice is given to the Company.

(f)       “Involuntary Termination Due to Position Elimination or Reorganization” means an involuntary termination of the Participant’s employment by the Company or its Affiliates due to a job elimination, reduction in force, business restructuring or other circumstances the Committee deems appropriate, in its sole discretion, as qualifying as an Involuntary Termination Due to Position Elimination or Reorganization.

(g)        “Measurement Period” means the period beginning on ______ and ending on the earliest of (i) ______; (ii) the date of the Participant’s death while employed with the Company or an Affiliate; or (iii) the date of a Change in Control.

(h)       “Qualifying Termination” means a termination of the Participant’s employment on account of (i) Disability, (ii) Retirement or (iii) Involuntary Termination Due to Position Elimination or Reorganization.

(i)       “Retirement” means the Participant voluntarily resigns from employment with the Company and all Affiliates after having both attained age sixty (60) and accumulated at least seventy (70) points (“Retirement Age”). The Participant’s points shall equal the sum of the participant’s age (in years) plus completed full years of employment with the Company and its Affiliates.

6.       No Right to Continued Employment. This Agreement and the grant of the Stock Unit Award do not give the Participant any rights with respect to continued employment by the Company or an Affiliate. This Agreement and the grant of the Stock Unit Award shall not interfere with the right of the Company or an Affiliate to terminate the Participant’s employment.

7.       Change in Capital Structure. In accordance with the terms of the Plan, the terms of this Agreement and the number and kind of Shares shall be adjusted as the Board determines to be equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions, or consolidations of shares or other similar changes in capitalization.

8.       Governing Law; Venue. The laws of the State of North Dakota shall govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the District of North Dakota or in any court of the State of North Dakota sitting in Fargo, North Dakota. Each party waives, to the fullest extent permitted by law (i) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in a court described in the preceding sentence and (ii) any claim that any legal action or proceeding brought in any such court has been brought in an inconvenient forum.

9.       Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

10.       Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all of the terms and provisions of the Plan.

11.       Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

12.       Recoupment. The Participant acknowledges and agrees that the Participant’s rights in the Performance Share Units, Shares and any dividends, dividend equivalents or other distributions paid or payable with respect to the Performance Share Units or Shares are subject to recoupment or repayment if, and to the extent that, such action is required under applicable law or any Company recoupment or “clawback” policy.

IN WITNESS WHEREOF, the Company and the Participant have executed this Performance Share Unit Agreement as of the date first set forth above.

NI HOLDINGS, INC.	[NAME OF PARTICIPANT]

By:

Name:

Title:

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